Registration Statement No. ____________

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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

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                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                     THE SECURITIES ACT OF 1933, AS AMENDED

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                                   DTOMI, INC.
             (Exact name of registrant as specified in its charter)

             Nevada                                         98-0207554
(State or other jurisdiction of                    (I.R.S. Employer ID. No.)
 incorporation or organization)


                     950 South Pine Island Road, Suite A150
                              Plantation, FL 33324
                                 (727) 723-8664
                    (Address of Principal Executive Offices)

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                                LETTER AGREEMENT
                BY AND BETWEEN THE REGISTRANT AND KEVIN MCKNIGHT
                              (Full Title of Plan)

                               David M. Otto, Esq.
                            The Otto Law Group, PLLC
                          900 Fourth Avenue, Suite 3140
                            Seattle, Washington 98164
                                 (206) 262-9545
      (Name, Address and Telephone Number of Agent for Service of Process)

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If any of the Securities  being registered on this Form S-8 are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ___

                         CALCULATION OF REGISTRATION FEE

------------------------ ---------------------- -------------------------- -------------------------- --------------
                                                Proposed Maximum           Proposed Maximum
Title of Securities to   Amount to be           Offering Price Per         Aggregate Offering         Amount
be Registered            Registered(2)          Share(1)                   Price(1)                   of Fee(1)
------------------------ ---------------------- -------------------------- -------------------------- --------------
Common Stock,            300,000                $0.16                      $48,000                    $5.65
$0.001 par value
------------------------ ---------------------- -------------------------- -------------------------- --------------

(1) Estimated solely for the purposes of determining the registration fee pursuant to Rule 457. On December 13, 2004, the fair market value of the
Company's common stock, determined from its closing price on the Over-the-Counter Bulletin Board was $0.16 per share. On this basis, the maximum aggregate offering price for the shares being registered hereunder is $48,000 and this is the basis for computing the filing fee in accordance with Rule 457(h) and at a rate of the aggregate offering price multiplied by 0.0001177.

(2) Pursuant to a letter agreement by and between the Registrant and Kevin McKnight dated December 6, 2004, the Registrant is registering 300,000 shares of its common stock issued by the Registrant to Kevin McKnight.

                                     PART II

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

The Otto Law Group, PLLC, which has prepared this Registration Statement and the opinion regarding the authorization, issuance and fully-paid and non-assessable status of the securities covered by this Registration Statement, has represented the Registrant in the past on certain legal matters. David M. Otto is the 100% beneficial owner of securities of The Otto Law Group, PLLC. Mr. Otto is also a Chairman of the Board of Directors and Secretary of the Registrant and the beneficial owner of approximately 1,500,000 shares of common stock of the Registrant.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.751 of the Nevada General Corporation Law generally allows the Registrant to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise. The Registrant may advance expenses in connection with defending any such proceeding, provided the indemnitee undertakes to pay any such amounts if it is later determined that such person was not entitled to be indemnified by the Registrant.

ITEM 8.  EXHIBITS

The Exhibits required to be filed as part of this Registration Statement are listed in the attached Index to Exhibits.

ITEM 9.  UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

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

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

         (2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Plantation, Florida, on this 14th day of December, 2004.

                                 DTOMI, INC.
                                 (Name of Registrant)



Date:  December 14, 2004         By:   /s/ John Haddock
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                                        John Haddock: Chief Executive Officer

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

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

     SIGNATURE            TITLE                                  DATE
     ---------            -----                                  ----

 /s/ John Haddock         Chief Executive Officer, Director    12/14/04
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     John Haddock

 /s/ David M. Otto        Chairman of the Board, Secretary     12/14/04
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     David M. Otto

 /s/ John Simpson
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     John Simpson         Director                             12/14/04

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

                                INDEX TO EXHIBITS

    Number                         Description
    ------                         -----------
      4.1 Letter Agreement between the Registrant and Kevin McKnight dated December 6, 2004.

       5           Opinion of The Otto Law Group PLLC

     23.1          Consent of The Otto Law Group, PLLC (contained in exhibit 5)

     23.2          Consent of Salberg & Company, P.A.

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